EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share data)

(a) Computation of the weighted average number of shares of common stock outstanding for the fiscal years ended October 31, 1993, 1994, 1995, 1996, 1997, 1998, 1999 and the two-month period ended December 31, 1999, and the years ended December 31, 2000, and 2001.

Shares of Common Stock

Weighted Shares Outstanding

1994
November 1, 1993 to October 31, 1994	9,233	9,233
Shares issued in connection with the February 28, 1994 Stock Exchange	392	263
Shares purchased by a member of senior management in connection with the Digilog acquisition	10	3
Total	9,635	9,499
1995
November 1, 1994 to October 31, 1995	9,635	9,635
Shares issued in connection with public offering	1,875	961
Shares issued in connection with the underwriters exercise of an over allotment option	88	37
Total	11,598	10,633
1996
November 1, 1995 to October 31, 1996	11,598	11,598
Shares acquired and held in treasury	(310)	(66)
Total	11,288	11,532
1997
November 11, 1996 to October 31, 1997	11,288	11,288
Shares acquired and held in treasury	(375)	(211)
Total	10,913	11,077
1998
November 1, 1997 to October 31, 1998	10,913	10,913
Shares acquired and held in treasury	(338)	(95)
Total	10,575	10,818
1999
November 1, 1998 to October 31, 1999	10,575	10,818
Shares acquired and held in treasury	(232)	(440)
Total	10,343	10,378
December 31, 1999
November 1, 1999 to December 31, 1999	10,343	10,378
Shares acquired and held in treasury	—	(35)
Total	10,343	10,343
2000
January 1, 2000 to December 31, 2000	10,343	10,343
Shares issued on exercise of stock options and warrants	548	399
Shares acquired and held in treasury	(500)	(230)
Total	10,391	10,512
2001
January 1, 2001 to December 31, 2001	10,391	10,391
Shares issued on exercise of stock options	105	43
Shares issued under Directors Stock Plan	1	1
Shares issued in connection with the July 6, 2001 Broadband Networks, Inc. Stock Exchange	23	11
Total	10,520	10,446

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COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share data)

(b) Computation of Earnings per Share

Computation of earnings per share is net (loss) income divided by the weighted average number of shares of common stock outstanding for the fiscal years ended October 31, 1993, 1994, 1995, 1996, 1997, 1998, 1999, the two-month period ended December 31, 1999, and the years ended December 31, 2000, and 2001.

	1994	1995	1996	1997	1998	1999	December 31,1999	2000	2001
Net earnings (loss)	$8,975	$8,164	$(5,590)	$3,596	$(11,203)	$(1,617)	$9,911	$(4,200)	$(3,382)
Weighted average number of shares of common stock outstanding	9,499	10,633	11,532	11,077	10,818	10,378	10,343	10,512	10,446
Basic earnings (loss) per share	$0.95	$0.76	$(0.48)	$(0.32)	$(1.04)	$(0.16)	$0.96	$(0.40)	$(0.32)
Diluted earnings (loss) per share	n/a	n/a	n/a	n/a	$(1.04)	$(0.16)	$0.85	$(0.40)	$(0.32)

Note:  The Company adopted FAS 128 for the year ended October 31, 1998.  No restatement of prior year’s earnings per share was required.

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